                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A

   (Amendment No. 1 to Current Report Pursuant to Section 13 or 15 (d) of the
                        Securities Exchange Act of 1934)

                           Date of Report May 2, 2000

                           Commission File No. 0-25826

                                  HARMONIC INC.
             (Exact name of Registrant as specified in its charter)

     DELAWARE                               77-0201147
    (State of incorporation)               (I.R.S. Employer Identification No.)

                                 549 Baltic Way
                               Sunnyvale, CA 94089
                                 (408) 542-2500

          (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                 --------------

The undersigned registrant hereby amends the following items, financial statements, exhibits or other portions of its Current Report on Form 8-K dated May 2, 2000 as set forth in the pages attached hereto.


ITEM 7 - FINANCIAL STATEMENTS AND EXHIBITS

The following financial statements, pro forma financial information and exhibits are filed as part of this report.

    (a) Financial statements of business acquired:

        -  Report of Independent Public Accountants.

        - Consolidated Statements of Net Investment as of December 31, 1998 and December 31, 1999.

        - Consolidated Income Statements for the years ended December 31, 1997, 1998, and 1999.

        - Consolidated Statements of Changes in Net Investment for the years ended December 31, 1997, 1998, and 1999.

        - Consolidated Statements of Cash Flows for the years ended December 31, 1997, 1998 and 1999.

        - Notes to Consolidated Financial Statements for the years ended December 31, 1997, 1998 and 1999.


    (b) Pro forma financial information required:


        - Harmonic Inc. Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 1999.

        - Harmonic Inc. Unaudited Pro Forma Condensed Combined Statement of Operations for the three months ended March 31, 2000.


        - Harmonic Inc. Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2000.

    (c) Exhibits.


        99.1 Press Release dated May 3, 2000, announcing the completion of the acquisition of the DiviCom business of C-Cube Microsystems Inc. Previously filed.



SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned, hereunto duly authorized.


                                    Harmonic Inc.



    Dated:  July 17, 2000           By:  /s/ Robin N. Dickson
                                    -----------------------------------------
                                    Name: Robin N. Dickson
                                    Title: Chief Financial Officer

ITEM 7 (a) - Financial Statements of Business Acquired

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

     We have audited the accompanying consolidated statements of net investment of the DiviCom business ("DiviCom" or the "Company"), (an operating unit of C-Cube Microsystems Inc.), as of December 31, 1998 and December 31, 1999, and the related consolidated income statements, statements of changes in net investment and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of DiviCom at December 31, 1998 and December 31, 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States of America.



DELOITTE & TOUCHE LLP

San Jose, California
April 28, 2000
[May 3, 2000 as to Note 1]

        DIVICOM BUSINESS (AN OPERATING UNIT OF C-CUBE MICROSYSTEMS INC.)
                    CONSOLIDATED STATEMENTS OF NET INVESTMENT
                                 (IN THOUSANDS)


                                                                                DECEMBER 31,   DECEMBER 31,
                                                                                   1998           1999
                                                                                ------------   ------------
                                     ASSETS
Current assets:
  Cash and cash equivalents ...............................................      $  15,044      $  21,151
  Short-term investments ..................................................         24,838          7,954
  Accounts receivable, net of allowances: 1998 -- $5,109; 1999 -- $4,238
    Billed ................................................................         17,743         43,719
    Unbilled ..............................................................         10,330         18,615
                                                                                 ---------      ---------
      Total receivables ...................................................         28,073         62,334
                                                                                 ---------      ---------
  Inventories .............................................................          7,850         10,369
  Deferred income taxes ...................................................          5,736          6,969
  Other current assets ....................................................          6,150          4,593
                                                                                 ---------      ---------
      Total current assets ................................................         87,691        113,370
Property and equipment -- net .............................................         10,352         15,938
Purchased technology -- net ...............................................          7,551          4,719
Other assets ..............................................................             --          1,499
                                                                                 ---------      ---------
      Total ...............................................................      $ 105,594      $ 135,526
                                                                                 =========      =========

                         LIABILITIES AND NET INVESTMENT
Current liabilities:
  Accounts payable ........................................................      $   9,305      $  14,744
  Accrued compensation and benefits .......................................          4,609          5,657
  Other accrued liabilities ...............................................          7,248          7,340
  Income taxes payable ....................................................          3,933          2,855
  Deferred contract revenue ...............................................          4,975          1,921
  Current portion of deferred rent ........................................             --             15
                                                                                 ---------      ---------
      Total current liabilities ...........................................         30,070         32,532
Long-term deferred rent ...................................................             18             23
Deferred income taxes .....................................................            481          2,004
                                                                                 ---------      ---------
      Total liabilities ...................................................         30,569         34,559
Accumulated other comprehensive income (loss) .............................            103           (190)
Net investment ............................................................         74,922        101,157
                                                                                 ---------      ---------
      Total ...............................................................      $ 105,594      $ 135,526
                                                                                 =========      =========



                 See notes to consolidated financial statements.

        DIVICOM BUSINESS (AN OPERATING UNIT OF C-CUBE MICROSYSTEMS INC.)
                         CONSOLIDATED INCOME STATEMENTS
                                 (IN THOUSANDS)


                                                         YEARS ENDED DECEMBER 31,
                                                   ------------------------------------
                                                     1997          1998          1999
                                                   --------      --------      --------
Net revenues ................................      $118,760      $142,715      $185,500
                                                   --------      --------      --------
Costs and expenses:
   Cost of product revenues .................        59,965        75,088        93,656
   Research and development .................        17,659        21,449        30,106
   Selling, general and administrative ......        15,423        23,959        32,199
                                                   --------      --------      --------
      Total costs and expenses ..............        93,047       120,496       155,961
                                                   --------      --------      --------
Income from operations ......................        25,713        22,219        29,539
Other income, net ...........................           826         1,751         1,260
                                                   --------      --------      --------
Income before income taxes ..................        26,539        23,970        30,799
Provision for income taxes ..................         9,760         8,390        10,173
                                                   --------      --------      --------
Net income ..................................      $ 16,779      $ 15,580      $ 20,626
                                                   ========      ========      ========



                 See notes to consolidated financial statements.

        DIVICOM BUSINESS (AN OPERATING UNIT OF C-CUBE MICROSYSTEMS INC.)
              CONSOLIDATED STATEMENTS OF CHANGES IN NET INVESTMENT
                                 (IN THOUSANDS)


                                                          ACCUMULATED
                                                             OTHER                               TOTAL
                                                         COMPREHENSIVE           NET         COMPREHENSIVE
                                                         INCOME (LOSS)       INVESTMENT         INCOME
                                                         -------------       ----------      -------------
Balances, January 1, 1997 ..........................       $      14         $  45,351
Net income .........................................                            16,779         $  16,779
Accumulated translation adjustments ................             (61)                                (61)
                                                                                               ---------
Comprehensive income ...............................                                           $  16,718
                                                                                               =========
Transactions with C-Cube Semiconductor:
  Tax benefit from employee stock transactions .....                               239
  Other ............................................                            (1,910)
                                                                             ---------
      Total ........................................                            (1,671)
                                                           ---------         ---------
Balances, December 31, 1997 ........................             (47)           60,459
Net income .........................................                            15,580         $  15,580
Accumulated translation adjustments ................              90                                  90
Unrealized gain on investments .....................              60                                  60
                                                                                               ---------
Comprehensive income ...............................                                           $  15,730
                                                                                               =========
Transactions with C-Cube Semiconductor:
  Tax benefit from employee stock transactions......                               518
  Other ............................................                            (1,635)
                                                                             ---------
      Total ........................................                            (1,117)
                                                           ---------         ---------
Balances, December 31, 1998 ........................             103            74,922
Net income .........................................                            20,626         $  20,626
Accumulated translation adjustments ................            (233)                               (233)
Change in unrealized gain on investments ...........             (60)                                (60)
                                                                                               ---------
Comprehensive income ...............................                                           $  20,333
                                                                                               =========
Transactions with C-Cube Semiconductor:
  Tax benefit from employee stock transactions......                             8,160
  Other ............................................                            (2,551)
                                                                             ---------
      Total ........................................                             5,609
                                                           ---------         ---------
Balances, December 31, 1999 ........................       $    (190)        $ 101,157
                                                           =========         =========



                 See notes to consolidated financial statements.

        DIVICOM BUSINESS (AN OPERATING UNIT OF C-CUBE MICROSYSTEMS INC.)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                      YEARS ENDED DECEMBER 31,
                                                                               --------------------------------------
                                                                                 1997           1998           1999
                                                                               --------       --------       --------
Cash flows from operating activities:
   Net income ...........................................................      $ 16,779       $ 15,580       $ 20,626
   Adjustments to reconcile net income to net cash provided by
      (used in) operating activities:
        Depreciation and amortization ...................................         3,698          3,849          5,767
        Amortization of purchased technology ............................         2,832          2,832          2,832
        Deferred income taxes ...........................................         3,922         (4,108)           290
        Changes in assets and liabilities:
           Receivables ..................................................        (2,900)        (6,052)       (34,261)
           Inventories ..................................................        (2,441)          (345)        (2,519)
           Other current assets .........................................         2,590         (2,248)         1,557
           Accounts payable .............................................           122          4,693          5,439
           Income taxes payable .........................................         3,546          1,034         (1,078)
           Deferred contract revenue ....................................        (2,815)         1,080         (3,054)
           Accrued liabilities ..........................................         4,963          1,706          1,160
                                                                               --------       --------       --------
     Net cash provided by (used in) operating activities ................        30,296         18,021         (3,241)
Cash flows from investing activities:
   Sales and maturities of short-term investments .......................            --         18,000         43,415
   Purchases of short-term investments ..................................            --        (42,875)       (26,991)
   Capital expenditures .................................................        (6,893)        (5,615)       (10,953)
   Other assets .........................................................            --             --         (1,499)
                                                                               --------       --------       --------
   Net cash provided by (used in) investing activities ..................        (6,893)       (30,490)         3,972
Cash flows from financing activities:
   Net transactions with C-Cube Semiconductor ...........................        (1,671)        (1,117)         5,609
                                                                               --------       --------       --------
Exchange rate impact on cash and equivalents ............................           (61)            90           (233)
                                                                               --------       --------       --------
Net increase (decrease) in cash and equivalents .........................        21,671        (13,496)         6,107
Cash and cash equivalents, beginning of period ..........................         6,869         28,540         15,044
                                                                               --------       --------       --------
Cash and cash equivalents, end of period ................................      $ 28,540       $ 15,044       $ 21,151
                                                                               ========       ========       ========
Supplemental schedule of noncash investing and financing activities:
   Unrealized gain on investments .......................................      $     --       $     60       $     --
Supplemental disclosure of cash flow information --
   Cash paid during the period for:
      Income taxes ......................................................      $    353       $    713       $    909



                 See notes to consolidated financial statements.

        DIVICOM BUSINESS (AN OPERATING UNIT OF C-CUBE MICROSYSTEMS INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999


NOTE 1.  OVERVIEW AND BASIS OF PRESENTATION

     The accompanying consolidated financial statements were prepared to present the consolidated net investment, income and cash flows of the DiviCom business ("DiviCom" or the "Company"), an operating unit of C-Cube Microsystems Inc., which was sold to Harmonic Inc. ("Harmonic") on May 3, 2000 pursuant to the Amended and Restated Agreement and Plan of Merger and Reorganization between C-Cube Microsystems Inc. and Harmonic dated December 9, 1999 (the "Agreement"). DiviCom designs, manufactures and sells products and systems that enable the transmission of digital video, audio and data over a variety of networks including satellite, wireless, fiber and cable.

     Accruals for certain C-Cube Microsystems Inc. ("C-Cube") corporate expenses, including legal, accounting, employee benefits, real estate, insurance services, information technology services, treasury and other C-Cube corporate and infrastructure costs have been allocated to DiviCom and to C-Cube's semiconductor business per the spin-off described below. These allocations have been determined on bases that C-Cube considered to be a reasonable reflection of the utilization of services provided for the benefit received by those businesses. Although DiviCom believes the allocations and charges for such services to be reasonable, the costs of these services charged to DiviCom are not necessarily indicative of the costs that would have been incurred had DiviCom been a stand-alone entity. The Agreement also provides for all unvested options held by DiviCom employees to be substituted for options in Harmonic.

     Pursuant to the aforementioned Agreement, on May 2, 2000 C-Cube's semiconductor business ("C-Cube Semiconductor" or "Semi") was spun off as a separate company, and on May 3, 2000 the DiviCom business was acquired by Harmonic. Harmonic acquired all of the outstanding common stock of C-Cube, whereby each share of C-Cube common stock outstanding on the record date was converted into 0.5427 of a Harmonic common share and 1 C-Cube Semiconductor common share. C-Cube Semiconductor designs and distributes powerful, highly integrated, standards-based digital video compression and decompression semiconductors. The legal structure of this transaction was a spin-off of C-Cube Semiconductor and a merger of C-Cube, which as restructured, consisted of the DiviCom business. The historical assets, revenues, profits and employees of the semiconductor business have been greater than those of DiviCom. The corporate management of C-Cube transferred to C-Cube Semiconductor, and the C-Cube stockholders received less than 50% of Harmonic in the merger. Therefore, for accounting purposes the merger is being treated as a sale of DiviCom's net investment and C-Cube Semiconductor is being treated as the continuing accounting entity. Accordingly, the consolidated statements of net investment present the net investment of DiviCom rather than common stock and retained earnings.

     The financial information included herein may not necessarily reflect the consolidated results of operations, financial position, changes in net investment and cash flows of DiviCom had the Company been a separate stand-alone entity during the periods presented.

NOTE 2. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

     CONSOLIDATION

     DiviCom has operated as a subsidiary of C-Cube and has certain foreign sales subsidiaries. The consolidated financial statements include DiviCom and its wholly owned subsidiaries after elimination of intercompany accounts and transactions.

     CASH AND CASH EQUIVALENTS

     All highly liquid debt instruments purchased with a remaining maturity of three months or less are classified as cash equivalents.

     SHORT-TERM INVESTMENTS

     Management determines the classification of debt and equity securities at the time of purchase and reevaluates the classification at each balance sheet date. Short-term investments are classified as available-for-sale when the Company generally has the ability and intent to hold such securities to maturity, but, in certain circumstances, may potentially dispose of such securities prior to their maturity to implement management strategies. Securities available-for-sale are reported at fair value with unrealized gains and losses reported as a separate component of stockholders' equity. All available-for-sale securities are classified as current assets.

     INVENTORIES

     Inventories are stated at the lower of cost (first-in, first-out) or market. Cost is computed using standard costs which approximate actual cost on a first-in, first-out basis.

     PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is provided using the straight-line method over estimated useful lives of three years. Leasehold improvements are amortized over the shorter of their estimated useful lives, generally three years, or the lease term.

     REVENUE RECOGNITION AND ACCOUNTS RECEIVABLE

     Revenue from systems contracts is recognized based on performance of specific tasks with approval and acceptance by the customer. Completion of these tasks are natural milestones used in measuring the progress to completion of the project. Such tasks include design, assembly and configuration of equipment and system performance tests at factory and at customer sites. Losses, if any, are recorded when determinable. Unbilled receivables result from completion of tasks as described above in advance of billing schedules. Deferred revenues arise from billing schedules in advance of completion of tasks. It is anticipated that all unbilled receivables from such contracts will be collected within one year.

     RESEARCH AND DEVELOPMENT

     Research and development expenses include costs and expenses associated with the development of the Company's design methodology and the design and development of new products, and are expensed as incurred.

     INCOME TAXES

     Income tax amounts result from application of Statement of Financial Accounting Standards ("SFAS") No. 109 as though DiviCom had operated as a separate company. Therefore, income taxes provide for recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the historical financial statement carrying amounts and the historical tax bases of assets and liabilities on a separate company basis. The deferred tax balances reflect the effects of such temporary differences related to the historical assets and liabilities of DiviCom. Income tax payable is estimated as if the Company filed tax returns on a stand-alone basis. The Company will file a consolidated tax return with C-Cube through the date of the merger.

     Upon consummation of the Agreement referred to in Note 1, the Company and C-Cube will enter into an intercompany tax sharing agreement. Due to differences between filing on a consolidated basis versus individual basis, amounts on the actual tax returns could vary from the amounts in these financial statements.

     ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets, liabilities, revenues and expenses as of the dates and for the periods presented. Actual results could differ from those estimates.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     Financial instruments include cash equivalents and short-term investments. Cash equivalents and short-term investments are stated at fair value based on quoted market prices. The estimated fair value of financial instruments at December 31, 1998 and 1999 was not materially different from the values presented in the consolidated balance sheets.

     CONCENTRATION OF CREDIT RISK

     Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents, short-term investments, accounts receivable and financial instruments used in hedging transactions. By policy, the Company places its investments only with financial institutions meeting its credit guidelines. Almost all of the Company's accounts receivable are derived from sales to companies in the cable and satellite communications markets. The Company performs ongoing credit evaluations of its customers' financial condition and manages its exposure to losses from bad debts by limiting the amount of credit extended whenever deemed necessary and generally does not require collateral.

     The Company entered into an accounts receivable sales program with a financial institution in December 1999 in which the Company sold a $7.2 million undivided interest in the Company's trade accounts receivable. The program qualifies for sale treatment under SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The sales were recorded at the estimated fair values of the receivables sold, reflecting discounts for the time value of money based on U.S. commercial paper rates and estimated loss provisions.

     The Company is subject to credit risks related to sales made into Asia, where economic instability, which resulted in several countries sharply devaluing their currencies in 1998, may reduce the cash flows and the access to credit of some of the Company's major customers.

     FOREIGN CURRENCY TRANSLATION

     The functional currency of certain of the Company's subsidiaries in foreign countries are in the local currencies of these respective countries. Accordingly, all assets and liabilities of these subsidiaries are translated at the current exchange rate at the end of the period and revenues and costs at average exchange rates in effect during the period. Gains and losses from foreign currency translation are recorded as a separate component of net investment.

     FORWARD EXCHANGE CONTRACTS

     In the normal course of business, the Company has exposure to foreign currency fluctuations arising from foreign currency purchases and intercompany sales, among other things. The Company enters into forward exchange contracts to neutralize the impact of foreign currency fluctuations on assets and liabilities. All foreign exchange contracts are designated as and effected as hedges. Gains and losses on forward exchange contracts are deferred and recognized in income when the related transactions being hedged are recognized. The costs of entering into such contracts are not material to the Company's financial results. The fair value of exchange contracts is determined by obtaining quoted market prices of comparable contracts at the balance sheet date, adjusted by interpolation where necessary for maturity differences.

     Prior to 1998, the Company held no foreign exchange contracts. At December 31, 1998, the Company had $4.2 million of outstanding foreign exchange contracts to sell British pounds, for which the estimated fair value was not significantly different. Unrealized gains (losses) on forward exchange contracts at December 31, 1998 were not material. At December 31, 1999, the Company had $1.5 million of outstanding foreign exchange contracts to sell British pounds and $0.2 million of outstanding foreign exchange contracts to sell French francs, for which the estimated fair value of these contracts were not materially different from the net carrying values. These contracts mature through January 2000. Unrealized gains (losses) on these contracts at December 31, 1999 were not material. The Company's risk in these contracts is the cost of replacing, at current market rates, these contracts in the event of default by the other party. These contracts are executed with credit worthy financial institutions and are denominated in the currency of major industrial nations.

     INTANGIBLES

     The Company amortizes purchased technology over five years. The Company evaluates the recoverability of intangibles and other long-lived assets on a regular basis based on estimated future undiscounted cash flows.

     STOCK-BASED COMPENSATION

     The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board No. 25, "Accounting for Stock Issued to Employees."

     RECENTLY ISSUED ACCOUNTING STANDARDS

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed for Internal Use." SOP 98-1 requires the capitalization of certain expenditures for software that is purchased or internally developed, once certain criteria are met. As required, the Company adopted SOP 98-1 in fiscal year 1999. At December 31, 1999, the Company had capitalized approximately $1.6 million of costs. Capitalized costs represent external direct costs as well as direct payroll related costs incurred during the application development and integration stages of the project in accordance with the provisions of SOP 98-1. All costs incurred during the preliminary assessment of the project were expensed as incurred. When the software is placed into service, such capitalized costs will be amortized over the estimated useful life of the asset of three years.

     In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-up Activities," which requires costs of start-up activities and organization costs to be expensed as incurred. As required under SOP 98-5, the Company will expense the start-up costs associated with the merger and spin-off as they are incurred in 2000.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Adoption of this statement is not expected to materially impact the Company's consolidated financial position, results of operations or cash flows. The Company is required to adopt this statement in the first quarter of fiscal year 2001.

     CONTINGENCIES

     From time to time, DiviCom is involved in litigation or legal claims which arise in the ordinary course of business. There are no such matters pending that DiviCom expects to be material in relation to its business or financial condition.

     PRIOR PERIOD RECLASSIFICATIONS

     Certain reclassifications have been made to prior period balances in order to conform to current period presentation. Such reclassifications had no effect on net investment or net income in any period.

NOTE 3.  SHORT-TERM INVESTMENTS

     Short-term investments include the following available-for-sale securities as of December 31, 1998 and 1999:

                                                                 UNREALIZED   UNREALIZED
                                                     AMORTIZED     HOLDING      HOLDING      MARKET
                                                       COST         GAINS       LOSSES        VALUE
                                                     ---------   -----------  -----------    -------
                                                                       (IN THOUSANDS)
         1998:
           Commercial paper ....................      $ 4,918      $    --      $    --      $ 4,918
           Municipal bonds .....................       19,860           60           --       19,920
                                                      -------      -------      -------      -------
               Total short-term investments ....      $24,778      $    60      $    --      $24,838
                                                      =======      =======      =======      =======
         1999:
           Commercial paper ....................      $ 7,954      $    --      $    --      $ 7,954
                                                      =======      =======      =======      =======

     The Company's holdings of commercial paper mature within one year. The Company realized no gains or losses on the sale of investments in the years ended December 31, 1997, 1998 or 1999.

NOTE 4.  INVENTORIES

     Inventories consist of:

                                     DECEMBER 31,   DECEMBER 31,
                                         1998          1999
                                     ------------   ------------
                                           (IN THOUSANDS)
         Finished goods .........      $  3,187      $  7,083
         Work-in-process ........         2,517         1,917
         Raw materials ..........         2,146         1,369
                                       --------      --------
                   Total ........      $  7,850      $ 10,369
                                       ========      ========

NOTE 5.  PROPERTY AND EQUIPMENT

     Property and equipment consist of:

                                                                   DECEMBER 31,   DECEMBER 31,
                                                                       1998           1999
                                                                   ------------   ------------
                                                                           (IN THOUSANDS)
         Machinery and equipment -- principally computers .....      $ 15,017       $ 25,979
         Furniture and fixtures ...............................         1,069          1,231
         Leasehold improvements ...............................         1,629          1,887
                                                                     --------       --------
                   Total ......................................        17,715         29,097
         Accumulated depreciation and amortization ............        (7,363)       (13,159)
                                                                     --------       --------
         Property and equipment -- net ........................      $ 10,352       $ 15,938
                                                                     ========       ========

NOTE 6.  LEASE COMMITMENTS

     The Company rents office and research facilities under operating lease agreements which expire through April 2005.

     Future minimum operating lease commitments for years ending December 31 are as follows:

                                                                OPERATING
                                                                ---------
                                                              (IN THOUSANDS)
                    2000..............................            $2,121
                    2001..............................             1,616
                    2002..............................             1,036
                    2003..............................             1,017
                    2004..............................               279
                    Thereafter........................               248
                                                                  ------
                    Total minimum lease payments......            $6,317
                                                                  ======

     Rent expense for operating leases was approximately $553,000, $1,613,000 and $2,254,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

NOTE 7.  EMPLOYEE BENEFIT PLANS

     EMPLOYEE STOCK OPTION PLANS

     C-Cube's stock option plans (the "Plans") authorize the issuance of 31,639,838 shares of C-Cube $.001 par value common stock for the grant of incentive or nonstatutory stock options and the direct award or sale of shares to employees, directors, contractors and consultants. Under the Plans, options are generally granted at fair value at the date of grant. Such options become exercisable over periods of one to five years and expire up to 10 years from the grant date. Under the existing terms of the stock option plans, all C-Cube options held by DiviCom employees will be substituted for options of Harmonic upon consummation of the Agreement referred to in Note 1.

     Option activity for DiviCom employees under the Plans was as follows:

                                                                                              WEIGHTED
                                                                                              AVERAGE
                                                                              NUMBER          EXERCISE
                                                                             OF SHARES         PRICE
                                                                             ----------       --------
         Outstanding, January 1, 1997 (239,873 exercisable at a
            weighted average price of $10.04) .........................       1,752,188       $  34.39
         Granted (weighted average fair value of $13.12) ..............       3,262,662          21.50
         Exercised ....................................................         (57,617)        (11.93)
         Canceled .....................................................      (2,296,495)        (33.60)
                                                                             ----------
         Outstanding, December 31, 1997 (437,284 exercisable at a
            weighted average price of $15.56) .........................       2,660,738          19.74
         Granted (weighted average fair value of $11.97) ..............       1,516,160          18.83
         Exercised ....................................................        (202,257)        (15.81)
         Canceled .....................................................        (348,710)        (20.16)
                                                                             ----------
         Outstanding, December 31, 1998 (785,390
         exercisable at a weighted average price of $18.87) ...........       3,625,931          19.54
         Granted (weighted average fair value of $15.85) ..............       1,373,266          24.36
         Exercised ....................................................        (870,562)        (19.40)
         Canceled .....................................................        (683,524)        (20.00)
                                                                             ----------
         Outstanding, December 31, 1999 ...............................       3,445,111       $  21.40
                                                                             ==========

     Additional information regarding options outstanding for DiviCom employees as of December 31, 1999 is as follows:

                                      OPTIONS OUTSTANDING                   OPTIONS EXERCISABLE
                           ----------------------------------------      -------------------------
                                            WEIGHTED
                                             AVERAGE       WEIGHTED                       WEIGHTED
                                            REMAINING      AVERAGE                        AVERAGE
        RANGE OF              NUMBER       CONTRACTUAL     EXERCISE         NUMBER        EXERCISE
     EXERCISE PRICES       OUTSTANDING     LIFE (YEARS)     PRICE        EXERCISABLE       PRICE
     ---------------       -----------     ------------    --------      -----------      --------
     $ 0.22 - $ 0.22               319         3.53         $ 0.22              319        $ 0.22
       0.36 -  14.81           104,525         7.68          12.69           39,363          9.29
      14.88 -  19.56         1,636,526         8.71          18.44          263,508         18.33
      19.63 -  19.94           842,907         6.95          19.93          314,189         19.93
      20.00 -  35.44           741,376         9.00          27.38           57,763         25.21
      37.00 -  50.50           119,458         9.74          42.94            2,666         39.83
                             ---------                                    ---------
     $ 0.22 - $50.50         3,445,111         8.34         $21.40          677,808        $19.21
                             =========                                    =========

     At December 31, 1999, C-Cube exceeded the total number of shares available for grant by 481,295 shares. C-Cube's 1994 Stock Option Plan has an automatic refresh on January 1, 2000, equal to 4% of shares outstanding, which has replenished this negative balance.

     EMPLOYEE STOCK PURCHASE PLAN

     C-Cube has an employee stock purchase plan, under which eligible employees may authorize payroll deductions of up to 10% of their compensation (as defined in the plan) to purchase C-Cube $.001 par value common stock at a price equal to 85% of the lower of the fair market values as of the beginning of the offering period or end of the purchase period. Stock issued to DiviCom employees under the plan was 34,000, 50,000 and 108,000 shares in the years ended December 31, 1997, 1998 and 1999, at weighted average prices of $29.98, $18.45 and $17.52, respectively. The weighted average fair value of the 1997, 1998 and 1999 awards was $9.46, $7.32, and $7.96, respectively. At December 31, 1999, 855,000 shares of common stock were available for issuance under this plan. A liability of $831,000 representing amounts collected from DiviCom employees, but not used to purchase shares is included in accounts payable at December 31, 1999.

     401(k) PLAN

     C-Cube Microsystems, Inc. has a 401(k) tax-deferred savings plan under which participants may contribute up to 20% of their compensation, subject to certain Internal Revenue Service limitations. The Company is not required to contribute and has not contributed to the plan to date. DiviCom employees will be permitted to transfer their vested balances to Harmonic or an IRA upon consummation of the Agreement referred to in Note 1.

     ADDITIONAL STOCK PLAN INFORMATION

     As discussed in Note 2, the Company continues to account for its stock-based awards using the intrinsic value method in accordance with Accounting Principles Board No. 25, "Accounting for Stock Issued to Employees" and its related interpretations. Accordingly, no compensation expense has been recognized in the financial statements for employee stock arrangements which are granted with exercise prices equal to the fair market value at grant date.

     SFAS No. 123, "Accounting for Stock-Based Compensation," requires the disclosure of pro forma net income and earnings per share had the Company adopted the fair value method as of the beginning of fiscal 1995. Under SFAS 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The Company's calculations were made using the Black-Scholes option pricing model with the following weighted average assumptions: expected life, 5.50 years in 1997, 5.60 years in 1998 and 5.80 years in 1999; stock volatility, 63% in 1997, 68% in 1998 and 68% in 1999; risk free interest rates, 6.1% in 1997, 5.2% in 1998 and 5.5% in 1999; and no dividends during the expected term. The Company's calculations are based on a single option valuation approach and forfeitures are recognized as they occur. If the computed fair values of the 1997, 1998, and 1999 awards had been amortized to expense over the vesting period of the awards, pro forma net income would have been $9.9 million in 1997, $8.7 million in 1998 and $13.0 million in 1999.

NOTE 8.  COMPREHENSIVE INCOME

     In the first quarter of 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income," which requires an enterprise to report, by major components and as a single total, the change in net investments during the period from nonowner sources. SFAS 130 requires unrealized gains or losses on investments and foreign currency translation adjustments, which prior to adoption were reported separately in net investment, to be included in other comprehensive income; however, the adoption of this Statement had no impact on net income or net investment. The Company has presented its comprehensive income in the Consolidated Statement of Changes in Net Investment. Prior year amounts have been reclassified to conform to the requirements of SFAS 130.

     The following are the components of accumulated other comprehensive income
(loss):

                                                          DECEMBER 31,      DECEMBER 31,
                                                              1998              1999
                                                          ------------      ------------
                                                                  (IN THOUSANDS)
Unrealized holding gains arising during period ......        $  60            $  --
Accumulated translation adjustments .................           43             (190)
                                                             -----            -----
    Total ...........................................        $ 103            $(190)
                                                             =====            =====

NOTE 9.  INCOME TAXES

     The provision for income taxes is as follows:

                                          YEARS ENDED DECEMBER 31,
                                  ------------------------------------------
                                    1997             1998             1999
                                  --------         --------         --------
                                                (IN THOUSANDS)
   Current:
      Federal ............        $  5,326         $ 12,707         $  9,482
      State ..............             723             (198)             401
      Foreign ............            (211)             (11)              --
                                  --------         --------         --------
           Total .........           5,838           12,498            9,883
                                  --------         --------         --------
   Deferred:
      Federal ............           2,539           (3,172)             196
      State ..............           1,335           (1,078)              94
      Foreign ............              48              142               --
                                  --------         --------         --------
           Total .........           3,922           (4,108)             290
                                  --------         --------         --------
   Total .................        $  9,760         $  8,390         $ 10,173
                                  ========         ========         ========

     The tax benefit associated with dispositions from stock in employee stock plans reduced taxes currently payable by $239,000, $518,000 and $8,160,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

     Income tax rates differ from the rates computed by applying the federal statutory income tax rate to income before taxes as follows:


                                                                   YEARS ENDED DECEMBER 31,
                                                              ----------------------------------
                                                               1997          1998          1999
                                                              ------        ------        ------
         Tax expense computed at  federal
             statutory rate ............................        35.0%         35.0%         35.0%
         State income taxes, net of federal effect .....         3.1           1.8           1.6
         Tax credits ...................................        (1.7)         (1.7)         (3.2)
         Foreign sales corporation .....................        (2.0)         (2.2)         (1.7)
         Other .........................................         3.2           2.1           1.3
                                                              ------        ------        ------
                   Income tax rate .....................        37.6%         35.0%         33.0%
                                                              ======        ======        ======

     The components of the net deferred tax asset as of December 31, 1998 and December 31, 1999 were as follows:

                                                           DECEMBER 31,     DECEMBER 31,
                                                               1998             1999
                                                           ------------     ------------
                                                                  (IN THOUSANDS)
         Deferred tax assets:
            Accruals and reserves recognized in
               different periods ....................        $  6,765         $  6,686
            Deferred revenue ........................           1,992              785
                                                             --------         --------
                   Total ............................           8,757            7,471
                                                             --------         --------

         Deferred tax liabilities:
            Purchased technology ....................          (3,021)          (1,923)
            Depreciation / other intangibles ........            (481)            (583)
                                                             --------         --------
                   Total ............................          (3,502)          (2,506)
                                                             --------         --------
         Net deferred tax assets ....................        $  5,255         $  4,965
                                                             ========         ========

NOTE 10.  RELATED PARTY INFORMATION

     Beginning in 1998, C-Cube corporate expenses, including legal, accounting, employee benefits, real estate, insurance services, information technology services, treasury and other C-Cube corporate and infrastructure costs have been allocated as expenses to DiviCom and Semi. The expense allocations have been determined on bases that C-Cube and those businesses considered to be a reasonable reflection of the utilization of services provided or the benefit received. The allocation methods include relative sales, headcount, square footage, transaction processing costs, adjusted operating expenses and others. Although DiviCom believes the allocations and charges for such services to be reasonable, the costs of these services charged to DiviCom are not necessarily indicative of the costs that would have been incurred had DiviCom been a stand-alone entity. Allocated costs are settled through intercompany accounts with Semi. Prior to 1998, the costs for most of the services and operations listed above were incurred separately and directly by DiviCom and Semi, and thus allocations from C-Cube were only made for shared executive management and accounting services.

     Allocated costs included in the accompanying consolidated income statements are as follows:

                                                             YEARS ENDED DECEMBER 31,
                                                         ---------------------------------
                                                          1997         1998         1999
                                                         -------      -------      -------
         Costs of revenues ........................      $    --      $ 4,112      $ 5,623
         Research and development .................           --        3,531        5,304
         Selling, general and administrative ......          571        3,942        7,439
                                                         -------      -------      -------
                                                         $   571      $11,585      $18,366
                                                         =======      =======      =======

NOTE 11.  SEGMENT INFORMATION, GEOGRAPHIC INFORMATION AND MAJOR CUSTOMERS

     DiviCom operates in one reportable segment under SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information," which is the development and integration of products and systems that enable the transmission of digital video, audio and data over satellite, broadcast, cable and wireless networks. These products and services allow its customers to create "end-to-end" digital video systems. Substantially all of DiviCom's long-lived assets are located within North America.

     Revenues are broken out geographically by the ship-to location of the customer. Revenues by geographical location are as follows:

                                           YEARS ENDED DECEMBER 31,
                                     ------------------------------------
                                       1997          1998          1999
                                     --------      --------      --------
         U.S ..................      $ 85,954      $ 78,082      $111,924
         Canada ...............         7,149        16,793        11,596
         Spain ................         8,757         1,792         1,260
         United Kingdom .......            90        15,931        18,377
         Other Europe .........         6,064         8,132        16,364
         Philippines ..........            --         8,686         7,627
         China ................           503           118         4,715
         Japan ................         2,024         4,128         4,077
         Other Asia ...........         3,381         2,531         2,003
         Rest of World ........         4,838         6,522         7,557
                                     --------      --------      --------
              Total ...........      $118,760      $142,715      $185,500
                                     ========      ========      ========

     During the year ended December 31, 1997, three customers accounted for 26%, 14% and 12% of the Company's revenues. During the year ended December 31, 1998, one customer accounted for 12% of the Company's revenues. During the year ended December 31, 1999, one customer accounted for 20% of the Company's revenues.

      At December 31, 1998, one customer accounted for 19% of accounts receivable. At December 31, 1999, two customers accounted for 19% and 16% of accounts receivable.

NOTE 12.  PURCHASE COMMITMENT

     In the third quarter of 1999, the Company began integration of an Oracle ERP system. Costs incurred to date are included in property, plant and equipment for which depreciation will begin when the software is functional. At December 31, 1999, the remaining external purchase commitment related to this project was approximately $1,000,000.

ITEM 7 (b) - PRO FORMA FINANCIAL INFORMATION

On May 3, 2000, Harmonic completed its merger with C-Cube Microsystems Inc. ("C-Cube") pursuant to the terms of an Agreement and Plan of Merger and Reorganization (the "Merger Agreement") dated October 27, 1999. Under the terms of the Merger Agreement, C-Cube spun off its semiconductor business as a separate publicly traded company prior to the closing. C-Cube then merged into Harmonic and Harmonic therefore acquired C-Cube's DiviCom business. The merger was structured as a tax-free exchange of stock and will be accounted for under the purchase method of accounting.

The unaudited pro forma condensed combined financial statements reflect the conversion of C-Cube common stock into 0.5427 shares of Harmonic common stock. The purchase price, including unvested C-Cube stock options and merger-related costs was approximately $1.8 billion. The portion of the purchase price attributable to stock issued reflects issuance of 26.4 million shares of Harmonic common stock at an average market price per share of Harmonic common stock of $62.00. The average market price per share was based on the average closing price for a period three days before and after the October 27, 1999 announcement of the merger.

The following unaudited pro forma condensed combined financial statements give effect to the acquisition of DiviCom. The unaudited pro forma balance sheet is based on the individual balance sheets of Harmonic Inc. and the DiviCom business included herein or incorporated herein by reference and has been prepared to reflect the acquisition of DiviCom by Harmonic Inc. as of March 31, 2000. The unaudited pro forma statement of operations is based on the individual statements of operations of Harmonic Inc. and the DiviCom business included herein or incorporated herein by reference and combines the results of operations of Harmonic Inc. and the DiviCom business (acquired by Harmonic Inc. as of May 2, 2000) for the year ended December 31, 1999 and for the quarter ended March 31, 2000 as if the acquisition occurred on January 1, 1999. The pro forma information does not purport to be indicative of the results that would have occurred had the merger actually been in effect for these periods, or of results which may occur in the future. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements of Harmonic Inc. and the DiviCom business including the notes thereto, included herein or incorporated herein by reference.

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                             STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                           YEAR ENDED DECEMBER 31, 1999
                                             -----------------------------------------------------------
                                                                            PRO FORMA
                                                                           ADJUSTMENTS          PROFORMA
                                              HARMONIC        DIVICOM        (NOTE 2)           COMBINED
                                             ----------      ---------     -----------         ---------
Net sales                                     $ 184,075      $ 185,500             --          $ 369,575
Cost of sales                                   103,470         93,656      $  17,200   (d)      214,326
                                              ---------      ---------      ---------          ---------

Gross profit                                     80,605         91,844        (17,200)           155,249
                                              ---------      ---------      ---------          ---------

Operating expenses:
     Research and development                    17,281         30,106             --             47,387
     Selling, general and administrative         34,003         32,199             --             66,202
     Amortization of intangibles                    304             --        330,400   (d)      330,704
                                              ---------      ---------      ---------          ---------

          Total operating expenses               51,588         62,305        330,400           (444,293)
                                              ---------      ---------      ---------          ---------

Income (loss) from operations                    29,017         29,539       (347,600)          (289,044)
Interest and other income, net                    2,556          1,260             --              3,816
                                              ---------      ---------      ---------          ---------

Income (loss) before income taxes                31,573         30,799       (347,600)          (285,228)
Provision for income taxes                        7,893         10,173        (19,400)  (e)       (1,334)
                                              ---------      ---------      ---------          ---------

          Net income (loss)                   $  23,680      $  20,626      $(328,200)         $(283,894)
                                              =========      =========      =========          =========

Net income (loss) per share
          Basic                               $    0.84                                        $   (5.19)
                                              =========                                        =========

          Diluted                             $    0.76                                        $   (5.19)
                                              =========                                        =========

Weighted average shares
          Basic                                  28,290                                           54,690
                                              =========                                        =========

          Diluted                                30,967                                           54,690
                                              =========                                        =========



                See accompanying notes to the unaudited pro forma
                    condensed combined financial statements.

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                             STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                        THREE MONTHS ENDED MARCH 31, 2000
                                              ----------------------------------------------------------
                                                                           PRO FORMA
                                                                          ADJUSTMENTS          PROFORMA
                                               HARMONIC       DIVICOM      (NOTE 2)            COMBINED
                                              ---------      ---------    -----------          ---------
Net sales                                     $  62,863      $  39,402             --          $ 102,265
Cost of sales                                    33,067         20,914      $   4,300   (d)       58,281
                                              ---------      ---------      ---------          ---------

Gross profit                                     29,796         18,488         (4,300)            43,984
                                              ---------      ---------      ---------          ---------

Operating expenses:
     Research and development                     6,018          8,558             --             14,576
     Selling, general and administrative          9,779          7,744             --             17,523
     Merger costs                                    --            911           (911)  (i)            0
     Amortization of intangibles                     76             --         82,600   (d)       82,676
                                              ---------      ---------      ---------          ---------

          Total operating expenses               15,873         17,213         81,689            114,775
                                              ---------      ---------      ---------          ---------

Income (loss) from operations                    13,923          1,275        (85,989)           (70,791)
Interest and other income, net                    1,121            131             --              1,252
                                              ---------      ---------      ---------          ---------

Income (loss) before income taxes                15,044          1,406        (85,989)           (69,539)
Provision for income taxes                        5,717            464         (4,850)  (e)        1,331
                                              ---------      ---------      ---------          ---------

          Net income (loss)                   $   9,327      $     942      $ (81,139)         $ (70,870)
                                              =========      =========      =========          =========

Net income (loss) per share
          Basic                               $    0.30                                        $   (1.24)
                                              =========                                        =========

          Diluted                             $    0.28                                        $   (1.24)
                                              =========                                        =========

Weighted average shares
          Basic                                  30,716                                           57,116
                                              =========                                        =========

          Diluted                                33,391                                           57,116
                                              =========                                        =========



                See accompanying notes to the unaudited pro forma
                    condensed combined financial statements.

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                                  BALANCE SHEET
                                 (IN THOUSANDS)


                                                                              AS OF MARCH 31, 2000
                                                      ----------------------------------------------------------------------
                                                                                             PRO FORMA
                                                                                            ADJUSTMENTS            PROFORMA
                                                       HARMONIC          DIVICOM              (NOTE 2)             COMBINED
                                                      -----------      -----------          -----------          -----------
ASSETS
Current assets:
     Cash and cash equivalents                        $    10,936      $    20,527          $   286,990   (f)    $   318,453
     Short-term investments                                72,439               --                   --               72,439
     Accounts receivable, net                              38,638           77,246              (10,800)  (h)        105,084
     Note receivable                                           --               --              117,980   (f)        117,980
     Inventories                                           42,868           13,182                4,500   (h)         60,550
     Deferred income taxes                                  5,478            6,048                                    11,526
     Prepaid expenses and other assets                      4,109            7,423               (2,832)  (g)          8,700
                                                      -----------      -----------          -----------          -----------

          Total current assets                            174,468          124,426              395,838              694,732
                                                      -----------      -----------          -----------          -----------

Property and equipment, net                                18,710           16,243                   --               34,953

Intangibles and other assets                                  985            2,678            1,738,000   (d)      1,740,458
                                                                                                 (1,205)  (g)
                                                      -----------      -----------          -----------          -----------

                                                      $   194,163      $   143,347          $ 2,132,633          $ 2,470,143
                                                      ===========      ===========          ===========          ===========


LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable                                 $    18,619      $    17,512                   --          $    36,131
     Income taxes payable                                   6,094            2,385          $   323,570   (f)        332,049
     Accrued compensation                                   5,543            5,623               31,780   (f)         42,946
     Other accrued liabilities                              7,239            8,210                9,600   (a)         49,769
                                                                                                 11,700   (f)
                                                                                                 (1,580)  (f)
                                                                                                 14,600   (h)
     Deferred income taxes                                     --               --               19,400   (e)         19,400
                                                      -----------      -----------          -----------          -----------

          Total current liabilities                        37,495           33,730              409,070              480,295
                                                      -----------      -----------          -----------          -----------

Other long term liabilities                                   584               67                   --                  651

Deferred income taxes                                          --            2,513               77,600   (e)         80,113

Stockholders' equity:
     Common stock and additional paid-in capital          150,412               --            1,792,000   (a)      1,942,412

     Retained earnings (accumulated deficit)                5,535               --              (39,000)  (b)        (33,465)

     Net investment                                            --          107,037             (107,037)  (c)              0

     Currency translation                                     137               --                   --                  137
                                                      -----------      -----------          -----------          -----------

     Total stockholders' equity                           156,084          107,037            1,645,963            1,909,084
                                                      -----------      -----------          -----------          -----------

                                                      $   194,163      $   143,347          $ 2,132,633          $ 2,470,143
                                                      ===========      ===========          ===========          ===========



                See accompanying notes to the unaudited pro forma
                    condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION

     On a combined basis, there were no transactions between Harmonic and the DiviCom business during the periods presented.

     The historical cost of sales of the DiviCom business includes amortization of intangibles related to purchased technology arising from C-Cube Microsystems' acquisition of the DiviCom business in 1996. Amortization was $2,832,000 and $707,937 for 1999 and the three months ended March 31, 2000, respectively. See
Note 2(g) for pro forma adjustment.

     The pro forma combined provision for income taxes may not represent the amounts that would have resulted had Harmonic and the DiviCom business filed consolidated income tax returns during the periods presented.

NOTE 2. PRO FORMA ADJUSTMENTS

     The pro forma information including the allocation of the purchase price is based on management's estimates and valuation of the intangible assets acquired. The pro forma financial statements have not been adjusted to reflect any cost savings or operating synergies that may be realized as a result of the merger.

     The purchase price of $1.8 billion includes $1.6 billion of stock to be issued, $155 million in Harmonic stock option costs and expenses of the transaction of $9.6 million. The stock to be issued reflects issuance of 26.4 million shares of Harmonic common stock and an average market price per share of Harmonic common stock of $62.00. The average market price per share was based on the average closing price for a period three days before and after the October 27, 1999 announcement of the merger.


     Following is a table of the total purchase price, purchase price allocation and annual amortization of the intangible assets acquired (in thousands):


Purchase price:
     Value of securities issued                         $1,636,800
     Assumption of options of the DiviCom business         155,200
     Direct transaction costs and expenses                   9,600
                                                        ----------

                   Total purchase price                 $1,801,600
                                                        ==========

                                                                                        ANNUAL
                                                                                     AMORTIZATION
                                                                                     ------------
Purchase price allocation:
     Net Assets of DiviCom Business                                $   142,500                --
        Fair Value Adjustments:
          Accounts Receivable                                          (10,800)               --
          Inventory                                                      4,500                --
          Accrued Liabilities                                          (14,600)               --
                                                                   -----------       -----------
             Total fair value of tangible net assets acquired          121,600                --

     Intangible assets acquired:
        Customer base                                                  113,000       $    22,600
        Developed technology                                            78,000            15,600
        Trademark and tradename                                         14,000             2,800
        Assembled workforce                                             23,000             4,600
        Supply agreement                                                 8,000             1,600
                                                                   -----------       -----------
             Total intangibles (excluding goodwill)                    236,000            47,200

        In-process research and development                             39,000                --
        Goodwill                                                     1,502,000           300,400
        Deferred tax liabilities                                       (97,000)               --
                                                                   -----------       -----------

             Total purchase price allocation                       $ 1,801,600       $   347,600
                                                                   ===========       ===========


     The tangible net assets acquired represent the historical net assets of the DiviCom business as of March 31, 2000 of $107 million adjusted to eliminate intangibles of $4.0 million arising from C-Cube's acquisition of the DiviCom business in 1996 and to record additional cash of $39.5 million received as a result of the merger. As required under purchase accounting, the assets and liabilities of DiviCom have been adjusted to fair value.

     A customer base represents established relationships with businesses that repeatedly order from a company. The income approach was used to estimate the value of the DiviCom business' customer base by determining the present value of future cash flows generated by existing customers. Key assumptions used in the calculation included an attrition rate of 20%, discount rate of 20% and estimates of revenue growth, cost of sales, operating expenses and tax rate provided by management of the DiviCom business.

     In estimating the value of the trademark and tradename, the relief from royalty method was employed. The relief from royalty method is based on the assumption that in lieu of ownership, a firm would be willing to pay a royalty in order to exploit the related benefits of the assets. Therefore, a portion of the company's earnings, equal to the after-tax royalty that would have been paid for the use of the trademark and tradename, can be attributed to the company's possession of the trademark and tradename. The trademark and tradename are each being amortized on a straight-line basis over its estimated useful life of five years.

     The value of the assembled workforce was derived by estimating the costs to replace the existing employees, including recruiting, hiring and training costs for each category of employee. The value of the assembled workforce is being amortized on a straight-line basis over its estimated useful life of five years.

     Harmonic and C-Cube Microsystems entered into a Supply, License and Development Agreement (Supply Agreement) concurrent with the merger agreement.

This separate agreement covers the supply, licensing and development of two encoder chips for Harmonic by the spun-off semiconductor business. The value of the Supply Agreement was derived by using the income approach and is being amortized on a straight line basis over its estimated useful life of five years.

     A portion of the purchase price has been allocated to developed technology and in-process research and development (IPRD). Developed technology and IPRD were identified and valued through extensive interviews, analysis of data provided by the DiviCom business concerning development projects, their stage of development, the time and resources needed to complete them, if applicable, their expected income generating ability and associated risks. The income approach, which includes an analysis of the cash flows, and risks associated with achieving such cash flows, was the primary technique utilized in valuing the developed technology and IPRD.

     Where development projects had reached technological feasibility, they were classified as developed technology and the value assigned to developed technology was capitalized. The developed technology is being amortized on a straight-line basis over its estimated useful life of five years.

     Where the development projects had not reached technological feasibility and had no future alternative uses, they were classified as IPRD, which will be expensed upon the consummation of the merger. The value was determined by estimating the expected cash flows from the projects once commercially viable, discounting the net cash flows back to their present value and then applying a percentage of completion to the calculated value as defined below.

     - Net cash flows. The net cash flows from the identified projects are based on estimates of revenue, cost of sales, research and development costs, selling, general and administrative costs and income taxes from those projects. These estimates are based on the assumptions mentioned below. The research and development costs included in the model reflect costs to sustain projects, but exclude costs to bring in-process projects to technological feasibility.

       The estimated revenue is based on projections of the DiviCom business for each in-process project. These projections are based on its estimates of market size and growth, expected trends in technology and the nature and expected timing of new product introductions by the DiviCom business and its competitors.

       Projected gross margins and operating expenses approximate the DiviCom business' recent historical levels.

     - Discount rate. Discounting the net cash flows back to their present value is based on the industry weighted average cost of capital ("WACC"). The industry WACC is approximately 17%. The discount rate used in discounting the net cash flows from IPR&D is 25%, an 800 basis point increase from the industry WACC. This discount rate is higher than the industry WACC due to inherent uncertainties surrounding the successful development of the IPR&D, market acceptance of the technology, the useful life of such technology and the uncertainty of technological advances which could potentially impact the estimates described above.

     - Percentage of completion. The percentage of completion for each project was determined using costs incurred to date on each project as compared to the remaining research and development to be completed to bring each project to technological feasibility. The percentage of completion varied by individual project ranging from 10% to 80%.

     If the projects discussed above are not successfully developed, the sales and profitability of the combined company may be adversely affected in future periods.

     Based on the finalization of the valuation, and purchase price allocation, finalization of the integration plans and other factors, the pro forma adjustments may change from those presented in these pro forma combined financial statements. A change in the value assigned to long-term tangible and intangible assets and liabilities could result in a reallocation of the purchase price and a change in the pro forma adjustments. The statement of operations effect of these changes will depend on the nature and amount of the assets or liabilities adjusted.

        (a) Adjustments reflect the components of the purchase price -- $1.6 billion in Harmonic common stock, $155 million in Harmonic common stock options and $9.6 million in estimated transaction expenses incurred by Harmonic. The Harmonic common stock was issued in exchange for outstanding shares of C-Cube Microsystems common stock. Harmonic common stock options, with a weighted average exercise price of $38.71, were issued in exchange for unvested C-Cube Microsystems options.

        (b) Adjustment includes $39 million for purchased in-process research and development. This amount will be expensed and charged to operations during the second quarter ended June 30, 2000. This amount has been reflected as a reduction to retained earnings and has not been included in the pro forma condensed combined statement of operations due to its non-recurring nature.

        (c) Adjustment reflects elimination of the DiviCom business' net investment.

        (d) Adjustments include the recording of $1,738 million in intangible assets which are comprised of $236 million of non-goodwill intangibles (see table in Note 2) and $1,502 million in goodwill.

            The estimated useful life of non-goodwill intangible assets and goodwill is five years. The annual amortization charge to income approximates $348 million based on a five-year average useful life.

        (e) Adjustment reflects the recording of deferred tax liabilities associated with the step up to fair value of non-goodwill intangible assets recorded as part of this transaction. These liabilities were recorded using statutory tax rates of 41%. The deferred tax liability will be recognized in the statement of operations as the underlying assets giving rise to the deferred taxes are amortized.

        (f) Adjustment reflects the transfer of cash and the recording of a note receivable for the estimated tax liabilities and transaction expenses incurred by C-Cube plus additional cash as contemplated in the merger agreement. The tax liabilities represent taxes resulting from the spin-off ($324 million based on a $1,052 million valuation of the semiconductor business on May 3, 2000) as well as payroll taxes related to employees' stock option exercises. The transaction expenses of C-Cube have not been reflected in the unaudited pro forma condensed combined statements of operations due to its non-recurring nature. As of July 17, 2000, $116.0 million has been collected on the note receivable.

        (g) Adjustment reflects elimination of intangibles of $4.0 million arising from C-Cube's acquisition of the DiviCom business in 1996.

        (h) Adjustment to reflect the fair value of assets and liabilities, including accrual for estimated foreign tax liabilities, and to conform the accounting for long term contracts. The application of the percentage of completion method of recognizing revenues and earnings for contracts has been conformed to the method applied by Harmonic.

        (i) Adjustment reflects elimination of the DiviCom business' merger costs which are non-recurring.

NOTE 3. PRO FORMA EARNINGS PER COMMON SHARE

     Basic and diluted pro forma earnings per common share is calculated based on the issuance of 26.4 million shares of Harmonic common stock in the merger. Options and warrants outstanding during 1999 and the three months ended March 31, 2000 were not included in the computation of diluted EPS because inclusion of such options and warrants would have been antidilutive.




EXHIBIT INDEX

EXHIBIT
NUMBER                       DESCRIPTION
99.1    Press Release dated May 3, 2000, announcing the completion of the acquisition of the DiviCom business of C-Cube Microsystems Inc.
        Previously filed.






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